Exhibit 99.1

MindMed Reports Q3 2025 Financial Results and Business Updates

-- Anticipated topline data readouts on track for ongoing Phase 3 studies of MM120 Orally Disintegrating Tablet (ODT) in GAD: Voyage (1H 2026) and Panorama (2H 2026)--

--Anticipated topline data readout from first Phase 3 study of MM120 ODT in MDD (Emerge) accelerated to mid-2026, aligning with the anticipated initiation of second Phase 3 study in MDD (Ascend)--

--MM120 Phase 2b GAD Study published in the Journal of the American Medical Association (JAMA)--

--Continued advancement of pipeline with planned Phase 2a study initiation of MM402 in Autism Spectrum Disorder (ASD) in 4Q 2025--

--Cash, cash equivalents and marketable securities totaled $209.1 million as of September 30, 2025; completed underwritten public offering of common stock with net proceeds of $242.8 million on October 31, 2025--

--Conference call scheduled today at 4:30 p.m. EST--

NEW YORK, November 6, 2025 – Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (the "Company" or "MindMed"), a late-stage clinical biopharmaceutical company developing novel product candidates to treat brain health disorders, today reported financial results for the third quarter ended September 30, 2025 and provided business updates.

“2025 continues to be a year of strong execution, and our recent $258.9 million financing further strengthens our position as we prepare for a transformational 2026,” said Rob Barrow, Chief Executive Officer of MindMed. “Enrollment across all three pivotal MM120 ODT trials remains on track. Given faster than expected enrollment in Emerge, our first Phase 3 study in MDD, we have accelerated guidance for topline data readout which is now expected in mid-2026. We plan to initiate Ascend, our second Phase 3 study in MDD, in mid-2026 and remain focused on advancing toward FDA submissions in both generalized anxiety disorder (GAD) and major depressive disorder (MDD). We are also excited to advance our pipeline with the start of a Phase 2a study of MM402 in ASD. With multiple anticipated Phase 3 topline data readouts ahead, 2026 is set to be the most significant year in our history to date, as our team works to bring new treatment options to both providers and patients.”

Business Updates

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On October 31, 2025, the Company completed an underwritten public offering of 21,131,250 common shares of the Company for gross proceeds of $258.9 million. Net proceeds from the offering were approximately $242.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company.
•
The Company published full study results in JAMA from its randomized, placebo-controlled Phase 2b trial evaluating a single dose of MM120 across four dose levels in patients with moderate to severe GAD. The Phase 2b study demonstrated a statistically significant dose-response relationship at the primary endpoint following a single administration of MM120 across four dose levels, with improvements sustained throughout the 12-week observation period. MM120 100 µg was determined to be the optimal dose, meeting its primary and key secondary endpoints, demonstrating a clinically and statistically significant improvement vs. placebo, and a 65% clinical response rate and 48% clinical remission rate at Week 12. MM120 was well-tolerated with mostly mild-to-moderate adverse events that were limited to the dosing day and consistent with the mechanism of action of lysergide D-tartrate (LSD). These results represent a substantial improvement over currently approved therapies for GAD, which led to MM120 being granted Breakthrough Therapy Designation (BTD) from FDA in March 2024.

Program Status and Anticipated Milestones

MM120 ODT (lysergide D-tartrate) for GAD

•
Enrollment is on track in the Phase 3 Voyage study of MM120 ODT for the treatment of GAD. Voyage is expected to enroll approximately 200 participants in the U.S. who will be randomized 1:1 to receive MM120 ODT 100 µg or placebo. Topline data from the 12-week double-blind period (Part A) is anticipated in the first half of 2026.
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Enrollment is on track in the Panorama study, the Company’s second Phase 3 study of MM120 ODT for the treatment of GAD. Panorama is expected to enroll approximately 250 participants (randomized 2:1:2 to receive MM120 ODT 100 µg, MM120 ODT 50 µg control, or placebo) in the U.S. and Europe. Topline data from the 12-week double-blind period (Part A) is anticipated in the second half of 2026.

MM120 (lysergide D-tartrate) for MDD

•
Enrollment in the Phase 3 Emerge study of MM120 ODT for the treatment of MDD has progressed faster than previously expected and topline data from the 12-week double-blinded period (Part A) is now anticipated in mid-2026 (previously 2H 2026). Emerge is expected to enroll approximately 140 participants (randomized 1:1 to receive MM120 ODT 100 µg or placebo).
•
The Company plans to initiate Ascend, its second Phase 3 study in MDD, in mid-2026. Similar to Emerge, Ascend will consist of two parts: Part A, a 12-week, randomized, double-blind, placebo-controlled, parallel group assessing the efficacy and safety of MM120 ODT versus placebo, and Part B, a 40-week open-label extension period. The primary endpoint will be the change from baseline in Montgomery Åsberg Depression Rating Scale (MADRS) score at Week 6 between MM120 ODT 100 µg and placebo. The trial is expected to enroll approximately 175 participants (randomized 2:1:2 to receive MM120 ODT 100 µg, MM120 ODT 50 µg control or placebo).

MM402 (R(-)-MDMA) for Autism Spectrum Disorder (ASD)

•
Following the completion of its single-ascending dose Phase 1 study of MM402 in adult healthy volunteers, the Company plans to initiate a Phase 2a study in the fourth quarter of 2025. This study will be a single-dose, open-label study to assess early signals of efficacy of MM402 in treating core socialization and communication symptoms of ASD in up to 20 adult participants. The objectives and endpoints of the study are designed to characterize the pharmacodynamics and clinical effects of MM402 in adults with ASD, including on multiple functional biomarkers.

Third Quarter 2025 Financial Results

Cash, Cash Equivalents and Investments. As of September 30, 2025, MindMed had cash, cash equivalents and investments totaling $209.1 million compared to $273.7 million as of December 31, 2024. Based on the Company’s current operating plan and anticipated milestones, the Company believes that its cash, cash equivalents and investments as of September 30, 2025, along with the net proceeds of $242.8 million from the recently completed offering, will be sufficient to fund the Company’s operations into 2028.

Research and Development (R&D). R&D expenses were $31.0 million for the quarter ended September 30, 2025, compared to $17.2 million for the quarter ended September 30, 2024, an increase of $13.8 million. The increase was primarily due to increases of $11.7 million in MM120 program expenses, $2.5 million in internal personnel costs reflecting expanded research and development capabilities, and $0.2 million in preclinical and other program expenses, partially offset by a $0.6 million reduction in MM402 program expenses.

General and Administrative (G&A). G&A expenses were $14.7 million for the quarter ended September 30, 2025, compared to $7.6 million for the quarter ended September 30, 2024, an increase of $7.1 million. The increase was primarily due to increases of $3.0 million in personnel-related expenses, $2.0 million in commercial-preparedness related expenses, $1.6 million in corporate affairs expenses and $0.5 million in other miscellaneous administrative expenses.

Conference Call and Webcast Reminder

MindMed management will host a webcast at 4:30 p.m. EST today to provide a corporate update and review the Company’s third quarter 2025 financial results and business highlights. Listeners can register for the webcast via this link. Analysts wishing to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the Investor Relations section of the MindMed website, ir.mindmed.co and archived for at least 30 days after the webcast. Those who plan on participating are advised to join 15 minutes prior to the start time.

About MM120 Orally Disintegrating Tablet (ODT)

MM120 ODT (lysergide D-tartrate or LSD) is an ergoline derivative belonging to the group of classic serotonergic psychedelics which acts as a partial agonist at specific serotonin receptors (human serotonin-2A (5-HT2A) receptors). MM120 ODT is MindMed’s proprietary and pharmaceutically optimized formulation of LSD. MM120 ODT is an advanced formulation incorporating Catalent’s Zydis® ODT fast-dissolve technology, which is designed to deliver several unique advantages, such as faster absorption and faster onset of transient cognitive, perceptual, and affective changes, improved bioavailability, and lower incidence of gastrointestinal side effects. MindMed is developing MM120, the tartrate salt form of lysergide, for generalized anxiety disorder (GAD), major depressive disorder (MDD), and is exploring its potential applications in other serious brain health disorders.

About MM402

MM402 is the Company’s proprietary form of R(-)-MDMA (rectus-3,4-methylenedioxymethamphetamine), being developed for the treatment of core symptoms of autism spectrum disorder (ASD). MDMA is a synthetic molecule that is often referred to as an empathogen because it is reported to increase feelings of connectedness and compassion. Preclinical studies of R(-)-MDMA demonstrate its acute pro-social and empathogenic effects, while its diminished dopaminergic activity suggest that it has the potential to exhibit less stimulant activity, neurotoxicity, hyperthermia and abuse liability compared to racemic MDMA or the S(+)-enantiomer.

About MindMed

MindMed is a late-stage clinical biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates targeting neurotransmitter pathways that play key roles in brain health. MindMed trades on NASDAQ under the symbol MNMD.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute "forward-looking information" within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or "continue", or the negative thereof or similar variations. Forward-looking information in this news release includes, but is not limited to, statements regarding the Company’s anticipated topline readout (Part A results) for the Phase 3 Voyage study of MM120 ODT in GAD in the first half of 2026; the Company’s anticipated topline readout (Part A results) for the Phase 3 Panorama study for MM120 ODT in GAD in the second half of 2026; the Company’s anticipated topline readout (Part A results) for the Phase 3 Emerge study for MM120 ODT in MDD in mid 2026; the Company’s plans to initiate the Phase 3 Ascend study of MM120 ODT in MDD in mid-2026; the Company’s expectations regarding the enrollment for each of the Voyage, Panorama,

Emerge and Ascend studies; the Company’s beliefs regarding potential benefits of its product candidates; the Company’s expectation to initiate its Phase 2a study of MM402 for the treatment of ASD in the fourth quarter of 2025; the Company’s expectation that its cash, cash equivalents and investments, along with the net proceeds from its recently completed offering, will fund operations into 2028; and potential additional indications for MM120 ODT and MM402. There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; compliance with laws and regulations; legislative and regulatory developments, including decisions by the Drug Enforcement Administration and states to reschedule any of our product candidates, if approved, containing Schedule I controlled substances, before they may be legally marketed in the U.S.; difficulty associated with research and development; risks associated with clinical studies or studies; heightened regulatory scrutiny; early stage product development; clinical study risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; ability to maintain effective patent rights and other intellectual property protection; as well as those risk factors discussed or referred to herein and the risks, uncertainties and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and its Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, June 30, 2025 and September 30, 2025 under headings such as "Special Note Regarding Forward-Looking Statements," and "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company's profile on SEDAR+ at www.sedarplus.ca and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

Contacts:

Investors:

Gitanjali Jain

VP, Head of Investor Relations

ir@mindmed.co

Media:

media@mindmed.co

Mind Medicine (MindMed) Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)	September 30, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$19,959	$273,741
Short-term investments	189,111	—
Prepaid and other current assets	6,778	7,879
Total current assets	215,848	281,620
Goodwill	19,918	19,918
Other non-current assets	1,150	613
Total assets	$236,916	$302,151

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,113	$2,010
Accrued expenses	19,028	12,829
2022 USD Financing Warrants	38,275	24,010
Total current liabilities	65,416	38,849

Credit facility, long-term	40,385	21,854
Other non-current liabilities	519	—
Total liabilities	106,320	60,703
Commitments and contingencies
Shareholders' equity:
Common shares, no par value, unlimited authorized as of September 30, 2025 and December 31, 2024; 76,774,057 and 75,100,763 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	661,831	639,508
Accumulated other comprehensive income	1,001	819
Accumulated deficit	(532,236)	(398,879)
Total shareholders' equity	130,596	241,448
Total liabilities and shareholders' equity	$236,916	$302,151

Mind Medicine (MindMed) Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Operating expenses:
Research and development	$30,978	$17,188	$84,144	$43,538
General and administrative	14,691	7,604	34,587	27,916
Total operating expenses	45,669	24,792	118,731	71,454
Loss from operations	(45,669)	(24,792)	(118,731)	(71,454)
Other income/(expense):
Interest income	2,262	3,507	7,469	8,279
Interest expense	(1,274)	(727)	(4,214)	(1,627)
Foreign exchange loss, net	(39)	(32)	(107)	(589)
Change in fair value of 2022 USD Financing Warrants	(22,545)	8,360	(17,774)	(11,088)
Gain on extinguishment of contribution payable	—	—	—	2,541
Total other income/(expense)	(21,596)	11,108	(14,626)	(2,484)
Net loss	(67,265)	(13,684)	(133,357)	(73,938)
Other comprehensive loss
Unrealized gain on investments	196	—	242	—
Gain/(loss) on foreign currency translation	(2)	(12)	(60)	478
Comprehensive loss	$(67,071)	$(13,696)	$(133,175)	$(73,460)
Net loss per common share, basic	$(0.78)	$(0.18)	$(1.56)	$(1.12)
Net loss per common share, diluted	$(0.78)	$(0.27)	$(1.56)	$(1.12)
Weighted-average common shares, basic	85,885,516	77,909,441	85,436,678	65,938,025
Weighted-average common shares, diluted	85,885,516	80,238,688	85,436,678	65,938,025